EXHIBIT 99.1

News Release

Contact:	Garland W. Koch Chief Financial Officer United PanAm Financial Corp. 949.224.1244 e-mail: gkoch@upfc.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP.

ANNOUNCES SALE OF INTERNET DEPOSITS

Newport Beach, Calif., February 8, 2005

United PanAm Financial Corp., a California corporation (the “Company” or “UPFC”) (NASDAQ: UPFC), announced today that effective on February 5, 2005, its wholly-owned subsidiary, Pan American Bank, FSB, a federally chartered savings bank (the “Bank”), closed the sale of certain internet certificates of deposit of the Bank to Geauga Savings Bank, an Ohio state chartered savings bank located in Newbury, Ohio.

The sale of the internet certificates of deposit completes a key element of the Company’s strategic plan to shift the funding source of its business to the public capital markets and reduce reliance on insured deposits. The Company has historically funded its business, in part, with retail and wholesale insured bank deposits, and the sale of the internet deposits is part of the Company’s previously announced plan to eliminate insured deposits as a funding source for the Company’s business and, ultimately, to exit the Bank’s federal thrift charter.

With the sale of the internet certificates of deposit, the remaining assets and liabilities of the Bank have been identified and will be distributed, transferred to and assumed by the Company in connection with the Bank’s liquidation and exit from its federal thrift charter. Further, the Bank has requested termination of its insurance by the Federal Deposit Insurance Corporation (“FDIC”) and has advised the Office of Thrift Supervision of the consummation of the sale of the internet certificates of deposit.

The Bank intends promptly to surrender its federal thrift charter and request cancellation of the charter upon the OTS’ receipt of confirmation that the FDIC has terminated insurance coverage. To facilitate the Bank’s exit from its federal thrift charter and subsequent liquidation, the Company will irrevocably guarantee any remaining obligations of the Bank.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties are detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.